Pricing Supplement No. G66 To the Product Supplement No. G-II dated February 1, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 September 26, 2011
$1,595,000 Contingent Coupon CS Notes due October 1, 2015 Linked to the Performance of a Weighted Basket of 15 Reference Shares
General
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The securities are designed for investors who seek variable contingent coupon payments that are linked to the performance of an equally weighted basket of 15 reference shares, with the return of each reference share individually subject to the Fixed Component Return and the Component Return Floor. Investors should be willing to forgo dividend payments on the reference shares and any return on their investment beyond the contingent coupon payments, if any, on the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing October 1, 2015.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities priced on September 26, 2011 (the “Trade Date”) and are expected to settle on September 29, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The securities are linked to an equally weighted basket consisting of 15 reference shares (each, a “Basket Component”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Share Price and Component Weighting:

Basket Component	Ticker Symbol	Exchange	Initial Share Price	Component Weighting
Kraft Foods Inc.	KFT	NYSE	$34.26	1/15
Johnson & Johnson	JNJ	NYSE	$62.69	1/15
Marsh & McLennan Companies, Inc.	MMC	NYSE	$27.26	1/15
Merck & Co., Inc.	MRK	NYSE	$31.60	1/15
Abbott Laboratories	ABT	NYSE	$50.75	1/15
Pfizer Inc.	PFE	NYSE	$17.77	1/15
PDL BioPharma, Inc.	PDLI	NASDAQ GS	$5.85	1/15
Maxim Integrated Products, Inc.	MXIM	NASDAQ GS	$24.09	1/15
H.J. Heinz Company	HNZ	NYSE	$50.72	1/15
Molson Coors Brewing Company	TAP	NYSE	$39.81	1/15
General Electric Company	GE	NYSE	$15.57	1/15
Southern Copper Corporation	SCCO	NYSE	$26.57	1/15
KLA-Tencor Corporation	KLAC	NASDAQ GS	$39.69	1/15
Analog Devices, Inc.	ADI	NYSE	$32.63	1/15
Intel Corporation	INTC	NASDAQ GS	$22.24	1/15
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Contingent Coupon:
On each Payment Date (including the Maturity Date), you will be entitled to receive an amount in cash that will equal the principal amount of the securities you hold multiplied by the greater of (a) the Basket Return on such Payment Date and (b) zero.

Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level

If the Final Basket Level on any Valuation Date is less than or equal to the Initial Basket Level, you will not receive any coupon payment on the corresponding Payment Date. If the Final Basket Level is less than or equal to the Initial Basket Level on every Valuation Date, you will not receive any coupon payment during the term of the securities and you will be entitled to receive only the principal amount of your securities at maturity. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	On any Valuation Date, the Basket Level on such Valuation Date.
Basket Level:	On any Valuation Date, the level of the Basket calculated as follows: 100 × [1 + (the sum of the Component Returns of each Basket Component on such Valuation Date × 1/15)]
Component Return:
With respect to each Basket Component, the Component Return for such Basket Component on any Valuation Date will be an amount determined as follows, using the Initial Share Price and the Final Share Price on such Valuation Date for such Basket Component:

•	If the Final Share Price is greater than or equal to the Initial Share Price, the Component Return will equal the Fixed Component Return.
•	If the Final Share Price is less than the Initial Share Price, the Component Return will be the greater of (a) the Component Return Floor and (b) an amount calculated as follows:
Final Share Price – Initial Share Price Initial Share Price
Fixed Component Return:	For each Basket Component, 8.25%.
Component Return Floor:	For each Basket Component, -25.0%.
Final Share Price:	For each Basket Component, on each Valuation Date, the closing price of such Basket Component on such Valuation Date.
Valuation Dates:†	September 26, 2012, September 26, 2013, September 26, 2014 and September 28, 2015 (the “Final Valuation Date”).
Payment Dates:†	October 1, 2012, October 1, 2013, October 1, 2014 and the Maturity Date.
Maturity Date:†	October 1, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TEK3
† Each scheduled Valuation Date is subject to postponement in respect of each Basket Component if such date is not an underlying business day for any Basket Component or as a result of a market disruption event in respect of any Basket Component as described in the accompanying product supplement under “Description of the Securities—Market Disruption Events.” Each Payment Date and the Maturity Date is subject to postponement if such date is not a business day or if the preceding Valuation Date is postponed because it is not an underlying business day for any Basket Component or as a result of a market disruption event in respect of any Basket Component.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$30.00	$970.00
Total	$1,595,000	$47,850.00	$1,547,150.00
(1) We or one of our affiliates will pay discounts and commissions of $30.00 per $1,000 principal amount of securities For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,595,000.00	$185.18

Credit Suisse
September 26, 2011

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated February 1, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. G-II dated February 1, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910000461/a2196261z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Amounts Payable on the Securities for one Payment Date for Each $1,000 Principal Amount

The following examples illustrate hypothetical Contingent Coupon payments for one Payment Date for each $1,000 principal amount of the securities. The hypothetical amounts payable on the securities set forth below assume an Initial Basket Level of 100 and the Initial Share Prices, Final Share Prices and the Component Weightings for each Basket Component as set forth in the tables below, and reflect a Fixed Component Return of 8.25% and a Component Return Floor of -25.00%. The hypothetical Contingent Coupons set forth below are for illustrative purposes only. The actual Contingent Coupons, if any, applicable to a purchaser of the securities will be based on the Final Basket Level on each Valuation Date. The numbers appearing in the tables and the examples below have been rounded for ease of analysis.

Example 1:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Kraft Foods Inc.	$34.00	$40.80	20.00%	8.25%	1/15
Johnson & Johnson	$65.00	$78.00	20.00%	8.25%	1/15
Marsh & McLennan Companies, Inc.	$27.00	$32.40	20.00%	8.25%	1/15
Merck & Co., Inc.	$32.00	$38.40	20.00%	8.25%	1/15
Abbott Laboratories	$50.00	$60.00	20.00%	8.25%	1/15
Pfizer Inc.	$18.00	$21.60	20.00%	8.25%	1/15
PDL BioPharma, Inc.	$5.70	$6.84	20.00%	8.25%	1/15
Maxim Integrated Products, Inc.	$24.00	$28.80	20.00%	8.25%	1/15
H.J. Heinz Company	$50.00	$60.00	20.00%	8.25%	1/15
Molson Coors Brewing Company	$40.00	$48.00	20.00%	8.25%	1/15
General Electric Company	$15.00	$18.00	20.00%	8.25%	1/15
Southern Copper Corporation Com	$27.00	$32.40	20.00%	8.25%	1/15
KLA-Tencor Corporation	$40.00	$48.00	20.00%	8.25%	1/15
Analog Devices, Inc.	$32.00	$38.40	20.00%	8.25%	1/15
Intel Corporation	$22.00	$26.40	20.00%	8.25%	1/15

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level = 100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/15)]
Final Basket Level = 100 × [1 + (123.75% × 1/15)]
Final Basket Level = 100 × 1.0825
Final Basket Level = 108.25

The Contingent Coupon on the Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (108.25 - 100) / 100 = 8.25%
Contingent Coupon = Principal × Basket Return
Contingent Coupon = $1,000 × 0.0825
Contingent Coupon = $82.50

As illustrated above, even though each Basket Component has appreciated by 20% from its Initial Share Price to its Final Share Price on the relevant Valuation Date, the Component Return for each Basket Component is the Fixed Component Return of 8.25%. Consequently, the Basket Return is equal to 8.25%. In this example, you would be entitled to receive the maximum Contingent Coupon payment on the applicable Payment Date of $82.50 per $1,000 principal amount of securities.

Example 2:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Kraft Foods Inc.	$34.00	$40.80	20.00%	8.25%	1/15
Johnson & Johnson	$65.00	$78.00	20.00%	8.25%	1/15
Marsh & McLennan Companies, Inc.	$27.00	$32.40	20.00%	8.25%	1/15
Merck & Co., Inc.	$32.00	$38.40	20.00%	8.25%	1/15
Abbott Laboratories	$50.00	$60.00	20.00%	8.25%	1/15
Pfizer Inc.	$18.00	$21.60	20.00%	8.25%	1/15
PDL BioPharma, Inc.	$5.70	$6.84	20.00%	8.25%	1/15
Maxim Integrated Products, Inc.	$24.00	$28.80	20.00%	8.25%	1/15
H.J. Heinz Company	$50.00	$60.00	20.00%	8.25%	1/15
Molson Coors Brewing Company	$40.00	$48.00	20.00%	8.25%	1/15
General Electric Company	$15.00	$18.00	20.00%	8.25%	1/15
Southern Copper Corporation Com	$27.00	$32.40	20.00%	8.25%	1/15
KLA-Tencor Corporation	$40.00	$48.00	20.00%	8.25%	1/15
Analog Devices, Inc.	$32.00	$28.80	−10.00%	−10.00%	1/15
Intel Corporation	$22.00	$19.80	−10.00%	−10.00%	1/15

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level = 100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/15)]
Final Basket Level = 100 × [1 + (87.25% × 1/15)]
Final Basket Level = 100 × 1.05817
Final Basket Level = 105.817

The Contingent Coupon on the Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (105.817 - 100) / 100 = 5.817%
Contingent Coupon = Principal × Basket Return
Contingent Coupon = $1,000 × 0.05817
Contingent Coupon = $58.17

As illustrated above, even though 13 of the 15 Basket Components have appreciated by 20% from their Initial Share Price to their Final Share Price on the relevant Valuation Date, the Component Return for each such Basket Component is the Fixed Component Return of 8.25%. The Component Return for each Basket Component that has depreciated is not affected by the Component Return Floor of -25.00%, since neither of such Basket Components depreciated by more than 25%. Consequently, the Basket Return is equal to 5.817%. In this example, you would be entitled to receive a Contingent Coupon payment on the applicable Payment Date of $58.17 per $1,000 principal amount of securities.

Example 3:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Kraft Foods Inc.	$34.00	$35.70	5.00%	8.25%	1/15
Johnson & Johnson	$65.00	$68.25	5.00%	8.25%	1/15
Marsh & McLennan Companies, Inc.	$27.00	$28.35	5.00%	8.25%	1/15
Merck & Co., Inc.	$32.00	$33.60	5.00%	8.25%	1/15
Abbott Laboratories	$50.00	$52.50	5.00%	8.25%	1/15
Pfizer Inc.	$18.00	$18.90	5.00%	8.25%	1/15
PDL BioPharma, Inc.	$5.70	$5.99	5.00%	8.25%	1/15
Maxim Integrated Products, Inc.	$24.00	$25.20	5.00%	8.25%	1/15
H.J. Heinz Company	$50.00	$45.00	−10.00%	−10.00%	1/15
Molson Coors Brewing Company	$40.00	$36.00	−10.00%	−10.00%	1/15
General Electric Company	$15.00	$13.50	−10.00%	−10.00%	1/15
Southern Copper Corporation Com	$27.00	$24.30	−10.00%	−10.00%	1/15
KLA-Tencor Corporation	$40.00	$36.00	−10.00%	−10.00%	1/15
Analog Devices, Inc.	$32.00	$28.80	−10.00%	−10.00%	1/15
Intel Corporation	$22.00	$19.80	−10.00%	−10.00%	1/15

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level = 100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/15)]
Final Basket Level = 100 × [1 + (−4.00% × 1/15)]
Final Basket Level = 100 × 0.9973
Final Basket Level = 99.73

The Contingent Coupon on the Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (99.73 - 100) / 100 = −0.27%
Contingent Coupon = Principal × the greater of −0.27% and 0%
Contingent Coupon = $1,000 × 0
Contingent Coupon = $0

As illustrated above, eight the Basket Components have appreciated by 5% and seven have depreciated by 10% from their Initial Share Price to their Final Share Price on the relevant Valuation Date. The Component Return for each Basket Component that has appreciated is the Fixed Component Return of 8.25%. The Component Return for each Basket Component that has depreciated is not affected by the Component Return Floor of -25.00% since none of such Basket Components depreciated by more than 25%. Consequently, the Basket Return is equal to −0.27%. In this example, because the Basket Return is negative, you would not receive a Contingent Coupon payment on the applicable Payment Date.

Example 4:

Basket Component	Initial Share Price	Final Share Price	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Kraft Foods Inc.	$34.00	$23.80	−30.00%	−25.00%	1/15
Johnson & Johnson	$65.00	$45.50	−30.00%	−25.00%	1/15
Marsh & McLennan Companies, Inc.	$27.00	$18.90	−30.00%	−25.00%	1/15
Merck & Co., Inc.	$32.00	$22.40	−30.00%	−25.00%	1/15
Abbott Laboratories	$50.00	$35.00	−30.00%	−25.00%	1/15
Pfizer Inc.	$18.00	$12.60	−30.00%	−25.00%	1/15
PDL BioPharma, Inc.	$5.70	$3.99	−30.00%	−25.00%	1/15
Maxim Integrated Products, Inc.	$24.00	$16.80	−30.00%	−25.00%	1/15
H.J. Heinz Company	$50.00	$35.00	−30.00%	−25.00%	1/15
Molson Coors Brewing Company	$40.00	$28.00	−30.00%	−25.00%	1/15
General Electric Company	$15.00	$10.50	−30.00%	−25.00%	1/15
Southern Copper Corporation Com	$27.00	$18.90	−30.00%	−25.00%	1/15
KLA-Tencor Corporation	$40.00	$28.00	−30.00%	−25.00%	1/15
Analog Devices, Inc.	$32.00	$22.40	−30.00%	−25.00%	1/15
Intel Corporation	$22.00	$15.40	−30.00%	−25.00%	1/15

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level = 100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/15)]
Final Basket Level = 100 × [1 + (−375.00% × 1/15)]
Final Basket Level = 100 × 0.75
Final Basket Level = 75

The Contingent Coupon on the Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (75 - 100) / 100 = −25%
Contingent Coupon = Principal × the greater of −25% and 0%
Contingent Coupon = $1,000 × 0
Contingent Coupon = $0

As illustrated above, each of the Basket Components has depreciated by 30% from its Initial Share Price to its Final Share Price on the relevant Valuation Date. However, each of the Component Returns are subject to the Component Return Floor of -25.00%. Consequently, the Basket Return is equal to −25%. In this example, because the Basket Return is negative, you would not receive a Contingent Coupon payment on the applicable Payment Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. In addition to the risk considerations set forth below, you should also carefully consider the matters set forth in the “Risk Factors” section of the accompanying product supplement.

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THE SECURITIES MAY NOT PAY ANY COUPON PAYMENTS — We will not pay regular interest on the securities. You may receive less over the term of the securities than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities. Each Contingent Coupon is based on the weighted performance of the Basket Components from the Trade Date to the relevant Valuation Date. On any Valuation Date, each Basket Component is individually subject to the Fixed Component Return with respect to any positive returns and the Component Return Floor with respect to any negative returns. If the combined value of such Component Returns is zero or negative, the Basket Return for such Valuation Date will be zero or negative and the Contingent Coupon for the corresponding Payment Date will be zero. If the Basket Return is zero or negative on all of the Valuation Dates, you will not receive any Contingent Coupons over the term of the securities and, at maturity, you will be entitled to receive only the principal amount of your securities. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities, including any applicable Contingent Coupon or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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CAPPED APPRECIATION POTENTIAL — On any Valuation Date, each Basket Component is individually subject to the Fixed Component Return with respect to any positive returns and the Component Return Floor with respect to any negative returns. On any Valuation Date, the Basket Return will equal the combined performance of the Basket Components from the Trade Date to the relevant Valuation Date and thus cannot exceed the Fixed Component Return of 8.25%, regardless of the appreciation of the Basket Components, which may be significant. Accordingly, the maximum payment on each Payment Date will not exceed $82.50 per $1,000 principal amount of securities. The maximum amount payable over the term of the securities including the Redemption Amount, if the maximum Contingent Coupon is made on each Payment Date, will not exceed $1,330.00 per $1,000 principal amount of securities.

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CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the prices of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return for any Valuation Date, an increase in the price of one or more of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the price of another Basket Component. In addition, an increase in the price of a Basket Component is limited to the Fixed Component Return of 8.25%. There can be no assurance that you will receive a Contingent Coupon on any Payment Date.

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NO OWNERSHIP RIGHTS IN THE BASKET COMPONENTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Components. In addition, the issuers of the Basket Components will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the relevant Basket Components and the securities.

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NO AFFILIATION WITH THE BASKET COMPONENT ISSUERS — We are not affiliated with the issuers of the Basket Components. We assume no responsibility for the adequacy of the information about the Basket Component issuers contained in this pricing supplement. You should make your own investigation into the Basket Components and their issuers. We are not responsible for the Basket Component issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for a Basket Component for certain events affecting such Basket Component. However, an adjustment will not be required in response to all events that could affect a Basket Component. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Anti-dilution adjustments—For Reference Shares” in the accompanying product supplement.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, we and/or our affiliates may also currently or from time to time engage in business with any of the Basket Component issuers, including extending loans to, or making equity investments in, such Basket Component issuer(s) or providing advisory services to such Basket Component issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Component issuers and these reports may or may not recommend that investors buy or hold the Basket Component(s). As a prospective purchaser of the securities, you should undertake an independent investigation of the Basket Component issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Basket Components;

o	the time to maturity of the securities;

o	the dividend rates paid on the Basket Components;

o	interest and yield rates in the market generally as well as in the United States and in each of the countries where the Basket Components are traded;

o	the occurrence of certain events to any Basket Component that may or may not require an anti-dilution adjustment for such Basket Component;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or stock markets generally and which may affect the prices of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Basket Components

All information contained herein with respect to the Basket Components and the Basket Component issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Component issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information. For further information, see “The Underlyings” in the accompanying product supplement.

Historical Information of the Basket Components and the Basket

The following graphs set forth the historical performance of the Basket Components based on the closing prices (in U.S. dollars) of the Basket Components from January 1, 2006 through September 26, 2011. We obtained the closing prices of the Basket Components below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Basket Component, the price of such Basket Component has experienced significant fluctuations. The historical performance of each Basket Component and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of any Basket Component or the levels of the Basket during the term of the securities. We cannot give you assurance that the performance of the Basket Components will result in any Contingent Coupon on the securities. We make no representation as to the amount of dividends, if any, that each Basket Component issuer will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on each Basket Component.

Kraft Foods Inc. (“Kraft”)

According to its publicly available filings with the SEC, Kraft Foods Inc. is a food company that manufactures and markets packaged food products, including biscuits, confectionery, beverages, cheese, convenient meals and various packaged grocery products. The Class A common stock of Kraft, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Kraft in the accompanying product supplement. Kraft’s SEC file number is 1-16483.

Historical Information of the Common Stock of Kraft

The following graph sets forth the historical performance of the common stock of Kraft based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Kraft on September 26, 2011 was $34.26.

Johnson & Johnson (“Johnson & Johnson”)

According to its publicly available filings with the SEC, Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field, with a primary focus on products related to human health and well-being. The common stock of Johnson & Johnson, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Johnson & Johnson in the accompanying product supplement. Johnson & Johnson’s SEC file number is 1-3215.

Historical Information of the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the common stock of Johnson & Johnson based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Johnson & Johnson on September 26, 2011 was $62.69.

Marsh & McLennan Companies, Inc. (“Marsh & McLennan”)

According to its publicly available filings with the SEC, Marsh & McLennan is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. The common stock of Marsh & McLennan, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Marsh & McLennan in the accompanying product supplement. Marsh & McLennan’s SEC file number is 1-5998.

Historical Information of the Common Stock of Marsh & McLennan

The following graph sets forth the historical performance of the common stock of Marsh & McLennan based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Marsh & McLennan on September 26, 2011 was $27.26.

Merck & Co., Inc. (“Merck & Co.”)

According to its publicly available filings with the SEC, Merck & Co. is a global health care company that delivers health care solutions through its prescription medicines, vaccines, biologic therapies, animal health and consumer care products, which it markets directly and through its joint ventures. The common stock of Merck & Co., par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Merck & Co. in the accompanying product supplement. Merck & Co.’s SEC file number is 1-6571.

Historical Information of the Common Stock of Merck & Co.

The following graph sets forth the historical performance of the common stock of Merck & Co. based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Merck & Co. on September 26, 2011 was $31.60.

Abbott Laboratories (“Abbot Laboratories”)

According to its publicly available filings with the SEC, Abbot Laboratories is engaged in the discovery, development, manufacture, and sale of a line of health care products. The common stock of Abbot Laboratories is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Abbot Laboratories in the accompanying product supplement. Abbot Laboratories’ SEC file number is 1-2189.

Historical Information of the Common Stock of Abbot Laboratories

The following graph sets forth the historical performance of the common stock of Abbot Laboratories based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Abbot Laboratories on September 26, 2011 was $50.75.

Pfizer Inc. (“Pfizer”)

According to its publicly available filings with the SEC, Pfizer is a research-based biopharmaceutical company that creates products that improve health and well-being. The common stock of Pfizer, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pfizer in the accompanying product supplement. Pfizer’s. SEC file number is 1-3619.

Historical Information of the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Pfizer on September 26, 2011 was $17.77.

PDL BioPharma, Inc. (“PDL BioPharma”)

According to its publicly available filings with the SEC, PDL BioPharma manages antibody humanization patents and royalty assets which consist of patents and license agreements with pharmaceutical and biotechnology companies. The common stock of PDL BioPharma par value $0.01 per share, is listed on the NASDAQ GS, which we refer to as the Relevant Exchange for purposes of PDL BioPharma in the accompanying product supplement. PDL BioPharma’s SEC file number is 000-19756.

Historical Information of the Common Stock of PDL BioPharma

The following graph sets forth the historical performance of the common stock of PDL BioPharma based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of PDL BioPharma on September 26, 2011 was $5.85.

Maxim Integrated Products, Inc. (“Maxim Integrated Products”)

According to its publicly available filings with the SEC, Maxim Integrated Products designs, develops, manufactures and markets a range of linear and mixed-signal integrated circuits, commonly referred to as analog circuits. The common stock of Maxim Integrated Products, par value $0.001 per share, is listed on the NASDAQ GS, which we refer to as the Relevant Exchange for purposes of Maxim Integrated Products in the accompanying product supplement. Maxim Integrated Products’s SEC file number is 001-34192.

Historical Information of the Common Stock of Maxim Integrated Products

The following graph sets forth the historical performance of the common stock of Maxim Integrated Products based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Maxim Integrated Products on September 26, 2011 was $24.09.

H.J. Heinz Company (“H.J. Heinz”)

According to its publicly available filings with the SEC, H.J Heinz manufactures and packages foods for consumers, as well as foodservice and institutional customers. The common stock of H.J. Heinz, par value $0.25 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of H.J. Heinz in the accompanying product supplement. H.J. Heinz’s SEC file number is 1-3385.

Historical Information of the Common Stock of H.J. Heinz

The following graph sets forth the historical performance of the common stock of H.J Heinz based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of H.J. Heinz on September 26, 2011 was $50.72.

Molson Coors Brewing Company (“Molson Coors”)

According to its publicly available filings with the SEC, Molson Coors manufactures, markets and sells beer and other beverage products for various consumer segments. The Class B common stock of Molson Coors, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Molson Coors in the accompanying product supplement. Molson Coors’ SEC file number is 1-14829.

Historical Information of the Common Stock of Molson Coors Brewing Company

The following graph sets forth the historical performance of the Class B common stock of Molson Coors based on its daily closing prices (in US Dollars) from January 1, 2006 through September 26, 2011. The closing price of the Class B common stock of Molson Coors on September 26, 2011 was $39.81.

General Electric Company (“General Electric”)

According to its publicly available filings with the SEC, General Electric is a large diversified technology and financial services corporation, with products and services ranging from aircraft engines, power generation, water processing, and household appliances. The common stock of General Electric, par value $0.06 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of General Electric in the accompanying product supplement. General Electric’s SEC file number is 001-00035.

Historical Information of the Common Stock of General Electric

The following graph sets forth the historical performance of the common stock of General Electric based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of General Electric on September 26, 2011 was $15.57.

Southern Copper Corporation (“Southern Copper”)

According to its publicly available filings with the SEC, Southern Copper is a large integrated copper producer, producing copper, molybdenum, zinc and silver. The common stock of Southern Copper, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Southern Copper in the accompanying product supplement. Southern Copper’s SEC file number is 1-14066.

Historical Information of the Common Stock of Southern Copper

The following graph sets forth the historical performance of the common stock of Southern Copper based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Southern Copper on September 26, 2011 was $26.57.

KLA-Tencor Corporation (“KLA-Tencor”)

According to its publicly available filings with the SEC, KLA-Tencor is a supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. The common stock of KLA-Tencor, par value $0.001 per share, is listed on the NASDAQ GS, which we refer to as the Relevant Exchange for purposes of KLA-Tencor in the accompanying product supplement. KLA-Tencor’s SEC file number is 000-09992.

Historical Information of the Common Stock of KLA-Tencor

The following graph sets forth the historical performance of the common stock of KLA-Tencor based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of KLA-Tencor on September 26, 2011 was $39.69.

Analog Devices, Inc. (“Analog Devices”)

According to its publicly available filings with the SEC, Analog Devices is a leader in the design, manufacture and marketing of high-performance analog, mixed-signal and digital signal processing integrated circuits, used in electronic equipment. The common stock of Analog Devices, par value $0.16 2/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Analog Devices in the accompanying product supplement. Analog Devices’ SEC file number is 1-7819.

Historical Information of the Common Stock of Analog Devices

The following graph sets forth the historical performance of the common stock of Analog Devices based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Analog Devices on September 26, 2011 was $32.63.

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel develops advanced integrated digital technology, primarily integrated circuits, for industries such as computing and communications. The common stock of Intel, par value $0.001 per share, is listed on the NASDAQ GS, which we refer to as the Relevant Exchange for purposes of Intel in the accompanying product supplement. Intel’s SEC file number is 000-06217.

Historical Information of the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on its daily closing prices (in U.S. dollars) from January 1, 2006 through September 26, 2011. The closing price of the common stock of Intel on September 26, 2011 was $22.24.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Obligations”) in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 1.1277%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination — and only for purposes of this determination, which is required for federal income tax purposes — we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $73,501 of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $30.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

EXHIBIT A

Credit Suisse, Nassau Branch
$1,595,000 Contingent Coupon CS Notes due October 1, 2015
Linked to the Performance of a Weighted Basket of 15 Reference Shares
Projected Payment Schedule (“Tax Schedule”)*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon.  See the Pricing Supplement dated September 26, 2011 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $1,595,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount:  $1,595,000
Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
31-Dec-11	0.00	4,546.67	1,599,546.67	49.96
30-Jun-12	0.00	9,019.04	1,608,565.71	50.11
31-Dec-12	0.00	9,069.90	1,617,635.61	50.39
30-Jun-13	0.00	9,121.04	1,626,756.65	50.67
31-Dec-13	0.00	9,172.47	1,635,929.11	50.96
30-Jun-14	0.00	9,224.19	1,645,153.30	51.25
31-Dec-14	0.00	9,276.20	1,654,429.50	51.53
30-Jun-15	0.00	9,328.50	1,663,758.00	51.83
1-Oct-15	0.00	4,742.67	1,668,500.67	52.12

Projected Amount Payable at Retirement			1,668,500.67

Principal Amount:  $1,000
Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual
31-Dec-11	0.00	2.85	1,002.85	0.0313
30-Jun-12	0.00	5.65	1,008.51	0.0314
31-Dec-12	0.00	5.69	1,014.19	0.0316
30-Jun-13	0.00	5.72	1,019.91	0.0318
31-Dec-13	0.00	5.75	1,025.66	0.0319
30-Jun-14	0.00	5.78	1,031.44	0.0321
31-Dec-14	0.00	5.82	1,037.26	0.0323
30-Jun-15	0.00	5.85	1,043.11	0.0325
1-Oct-15	0.00	2.97	1,046.08	0.0327

Projected Amount Payable at Retirement			1,046.08

* The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 1.1277% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request.  See the Pricing Supplement for additional information.

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